Exhibit 99.1

MindMed Reports First Quarter 2022 Financial Results and Business Highlights

- Advanced clinical programs for three lead drug candidates -

- Strengthened leadership team with the appointment of Francois Lilienthal, MD as Chief Commercial Officer -

- Cash runway through key clinical readouts in 2023 and into 2024 -

- Company to host conference call today at 8:30 AM ET -

NEW YORK, May 16, 2022 -- Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (the “Company”), a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, today reported its financial results for the quarter ended March 31, 2022.

“The outset of 2022 was marked by significant progress across all aspects of the company that propelled our business forward, as we continued to advance and de-risk our three lead product candidates: MM-120 for the treatment of generalized anxiety disorder, MM-402 for the treatment of core symptoms of autism spectrum disorder, and MM-110 for the management of opioid use disorder,” said Robert Barrow, Chief Executive Officer and Director of MindMed. “We anticipate multiple upcoming catalysts and further growth across our drug development pipeline as well as our enabling technologies. We look forward to building on this momentum and believe we are well positioned to deliver on the therapeutic potential of psychedelics and other novel targets to transform the treatment of brain health disorders.”

Recent Highlights and Anticipated Upcoming Milestones:

MM-120 (LSD D-tartrate): a proprietary, pharmaceutically optimized form of lysergic acid diethylamide (LSD) that is being developed for the treatment of generalized anxiety disorder (GAD). MM-120 is also being studied under various dosing regimens for the treatment of adult attention deficit hyperactivity disorder (ADHD) and for the treatment of chronic pain.

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Study MMED008, a Phase 2b dose-optimization trial of MM-120 for the treatment of GAD, was initiated.
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In December 2021, Study MMED007, a Phase 2a proof-of-concept trial, was initiated for the treatment of ADHD. The study is designed to assess the safety and efficacy of repeated low-dose MM-120 administration.
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A Phase 2a trial of MM-120 in a chronic pain condition is expected to initiate in Q4 2022.

MM-110 (zolunicant HCl or 18-MC): a congener of ibogaine that the Company is developing for the treatment of opioid withdrawal. MM-110 is an α3β4 nicotinic cholinergic receptor antagonist that has been tested in preclinical models of withdrawal and substance use disorders.

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In December 2021, the Company completed MMED003, a Phase 1 trial of MM-110. In this study, 77 participants received up to 325 mg of MM-110 twice (on a single day) or were administered up to 90mg of MM-110 twice daily for seven days, and 31 participants received a placebo.
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The results of this successful Phase 1 study have informed the Phase 2a trial design that is expected to be initiated in Q2 2022.

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In May 2022, the Company announced an upcoming webinar on substance use disorders and withdrawal management featuring presentations from noted experts in the field, Kelly E. Dunn, PhD, MBA, Professor, Johns Hopkins School of Medicine and Stuart Gitlow, MD, MPH, MBA, Past President of the American Society of Addiction Medicine. Following presentations by Drs. Dunn and Gitlow, the MindMed leadership team will provide an overview of MM-110 and its potential to address a critical gap in current treatment of opioid use disorder.

MM-402 or R(-)-MDMA: a synthetic R-enantiomer of MDMA that exhibits feelings of connectedness and compassion that the Company is developing for the treatment of core symptoms of autism spectrum disorder. Preclinical studies of R(-)-MDMA demonstrate its acute prosocial effects, while its diminished dopaminergic activity suggests that it may exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability profile when compared to racemic MDMA or the S(+)-enantiomer of MDMA.

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IND-enabling studies are currently ongoing and, through the Company’s collaboration with University Hospital Basel, a comparative Phase 1 pharmacokinetic/pharmacodynamic trial of R(-)-MDMA, S(+)-MDMA and (+)- MDMA in healthy volunteers is expected to commence in Q3 2022.

Digital Medicine Initiatives

MindMed Session Monitoring System (MSMS): technological platform and product that provides the foundation for the development and implementation of a suite of regulated and unregulated products for use by clinicians and patients during treatment sessions that may also include the use of consciousness altering medications.

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Session Monitoring System (SMS-01): The study is designed to evaluate the passive collection of sensory data during a consciousness-altering therapeutic session using the MSMS.

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Anxiety Digital Diagnoses for Precision Psychiatry (ADDAPT, MMED-D001): The newly developed mobile application to support the study is currently in private beta, enrolling by invitation.

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Quantifying the Processes and Events of Psychotherapy at Scale (MM061302): The study remains on track and is continuing to enroll and collect data.

Collaborations and Partnerships

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In May 2022, Dr. Frederike Holze and Prof. Dr. Matthias Liechti, MindMed collaborators at University Hospital Basel (UHB), presented results from the LSD-Assist Study, a Phase 2 placebo-controlled investigator-initiated clinical trial of LSD in the treatment of anxiety disorders, at London’s PSYCH Symposium.
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Preliminary topline safety and efficacy results for LSD in 46 patients with clinically significant anxiety demonstrated the significant, rapid, durable, and beneficial effects of LSD and potential to safely mitigate symptoms of anxiety and depression.

Leadership Additions

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In April 2022, Francois Lilienthal, MD was appointed as Chief Commercial Officer. With more than two decades of global biopharmaceutical experience, Dr. Lilienthal will step into this role to support the advancement of the Company’s clinical and commercial objectives.

First Quarter 2022 Financial and Other Recent Highlights

Cash Balance. As of March 31, 2022, MindMed had cash totaling $120.5 million compared to $133.5 million as of December 31, 2021. MindMed believes its available cash will be sufficient to meet its operating requirements beyond its key development milestones in 2023 and into 2024.

Net Cash in Operating Activities. The net cash used in operating activities was $12.9 million for the three months ended March 31, 2022, compared to $10.0 million for the same period in 2021.

Research and Development (R&D). R&D expenses were $10.2 million for the three months ended March 31, 2022, compared to $6.8 million for the same period in 2021. The increase of $3.4 million was primarily due to $4.4 million of internal expenses related to compensation costs for additional headcount of $2.0 million and an increase in non-cash expenses of $1.7 million of stock-based compensation expenses. This increase was offset by a decrease in external spending of $0.8 million related to our preclinical and other programs.

General and Administrative (G&A). G&A expenses were $8.3 million for the three months ended March 31, 2022, compared to $7.0 million for the same period in 2021. The increase of $1.2 million was primarily due to an increase of $0.9 million in non-cash stock-based compensation expenses. Other contributors to the increase included higher professional service expenses including accounting, audit, legal, compliance, director and officer insurance, and investor and public relations and personnel costs to support the growth of the company.

Net Loss. The net and comprehensive loss for the three months ended March 31, 2022 was $18.5 million, compared to $13.8 million for the same period in 2021.

Conference Call and Webcast Reminder

MindMed management will host a conference call at 8:30 AM EDT today to provide a corporate update and review the Company’s first quarter 2022 financial results. Individuals may participate in the call via telephone by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international) and using conference ID 13728028. The webcast can be accessed live here or on MindMed’s Investor Resources webpage. The webcast will be archived on the Company’s website for at least 30 days after the conference call.

About MindMed

MindMed is a clinical-stage biopharmaceutical company developing novel products to treat brain health disorders, with a particular focus on psychiatry, addiction, pain and neurology. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine and acetylcholine systems.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release include, but are not limited to, statements regarding anticipated upcoming milestones and studies, results and timing of clinical studies, expected growth and developments of drugs and technologies, continuing collaborations and partnerships, and the availability of cash and cash equivalents. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended March 31, 2022 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
Operating expenses:
Research and development	$10,241	$6,813
General and administrative	8,264	7,035
Total operating expenses	18,505	13,848
Loss from operations	(18,505)	(13,848)
Other income (expense):
Interest expense, net	(27)	(87)
Foreign exchange gain, net	45	8
Other income	36	168
Total other income, net	54	89
Net loss	(18,451)	(13,759)
Other comprehensive gain/(loss):
{Loss}/gain on foreign currency translation	(49)	59
Comprehensive loss	$(18,500)	$(13,700)
Net loss per common share, basic and diluted	$(0.04)	$(0.04)
Weighted-average common shares, basic and diluted	422,212,489	389,575,029

Mind Medicine (MindMed) Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash	$120,472	$133,539
Prepaid and other current assets	2,755	3,676
Total current assets	123,227	137,215
Goodwill	19,918	19,918
Intangible assets, net	6,089	6,869
Total assets	$149,234	$164,002

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,332	$4,178
Accrued expenses	7,227	6,230
Total current liabilities	10,559	10,408
Contribution payable, long-term	1,870	1,930
Total liabilities	12,429	12,338

Shareholders' Equity:
Subordinate voting shares, no par value, unlimited authorized as of March 31, 2022 and December 31, 2021; 422,401,776 and 421,444,157 issued and outstanding as of March 31, 2022 and December 2021, respectively	—	—
Multiple voting shares, no par value, unlimited authorized as of March 31, 2022 and December 31, 2021; none and 4,521 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	291,931	288,290
Accumulated other comprehensive income	997	1,046
Accumulated deficit	(156,123)	(137,672)
Total shareholders' equity	136,805	151,664
Total liabilities and shareholders' equity	$149,234	$164,002